                                                 EXHIBIT 10(l)



    Employment Agreement, dated as of August 7, 1996, between The Scotts Company and Charles M. Berger

                                 EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, dated as of August 7, 1996, between THE SCOTTS COMPANY, an Ohio corporation (the "Company"), and CHARLES M. BERGER (the "Employee");

                                W I T N E S S E T H :
                                - - - - - - - - - -

         WHEREAS, the Company desires to enter into this Agreement with the Employee; and

         WHEREAS, the Employee desires to enter into this Agreement with the Company and agrees to be bound by the covenants herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, the Company and the Employee agree as follows:

         1. EMPLOYMENT. The Company shall employ the Employee for a period of three (3) years commencing on the date hereof, unless this Agreement is terminated earlier as provided herein.

         2. DUTIES. During the period of his employment, the Employee will be employed as the Chairman, President and Chief Executive Officer of the Company and, in addition, in such other executive capacity or capacities (to which he is suited on the basis of his education and experience and which do not require time and attention in excess of that reasonably available after performance of the foregoing duties) for the Company or any subsidiary of the Company as may be determined from time to time by or under the authority of the Company's Board of Directors, and he will devote all of his skill, knowledge and full working time (reasonable vacation time, service as a member of any outside Boards of Directors and absence for sickness or similar disability excepted) solely and exclusively to the conscientious performance of such duties. The Employee hereby represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

         3.   COMPENSATION.

         (a) BASE SALARY. As compensation for the duties to be performed by him hereunder, the Company will pay the Employee a base salary at a rate of not less than $400,000 per year during the period of his employment hereunder, payable in equal monthly installments. It is contemplated that the Company will review the Employee's base salary from time to time during the period of his employment (the first such review to take place in October, 1997) and, at the discretion of the Board of Directors, may increase his base salary from time to time based upon his performance, the then generally prevailing industry salary scales and other relevant factors.

         (b) INCENTIVE COMPENSATION. The Employee shall be entitled to participate in The Scotts Company Executive Management Incentive Plan, as the same may be amended from time to time, or any substitute or successor plan, with an initial target percentage of fifty-five percent (55%) of salary (the full target percentage to be paid assuming 100% of the Employee's objectives are met), in accordance with the terms of the said Plan. The Company shall pay the Employee a bonus with respect to fiscal 1997 of at least $100,000, so long as the Employee is a full-time employee of the Company at the end of such fiscal year.

         (c) STOCK AND OPTIONS. In consideration of and as an inducement to the Employee to enter into this Agreement, and to provide an incentive for successful management of the Company, the Employee shall have the right to purchase up to 250,000 shares of Common Stock (the "Common Stock") of the Company at the closing price of the Company's Common Stock on the New York Stock Exchange on August 7, 1996, and otherwise on the terms and conditions set forth in the Stock Option Agreement attached hereto as Exhibit A. The Company makes no representation regarding the value of the Common Stock and the Employee agrees that he shall be solely responsible for any tax consequences to him of the purchase of such stock and the grant of such options.

         4. EXPENSES. The Company shall reimburse the Employee for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder in accordance with Company policy.

         5.   BENEFITS.

         (a) GENERAL. The Company shall, at its expense, provide the Employee life insurance, medical insurance, disability insurance and other benefits comparable to those provided to the Company's other executive officers. The Employee shall be compensated for the expense of any relocation in accordance with the standard relocation policies of the Company.

         (b) AUTOMOBILE. The Company shall provide Employee with a car allowance of $7,000 per year.

         (c) FINANCIAL SERVICES. The Company shall reimburse Employee for the cost of financial services provided by AYCO.

         6.   TERMINATION PROVISIONS.

         (a) AUTOMATIC TERMINATION; TERMINATION BY THE COMPANY. The Employee's employment hereunder shall automatically terminate upon his death or Disability (as hereinafter defined), and the Company may terminate the Employee's employment for "Cause" (as hereinafter defined). For purposes of this Agreement, "Disability" is defined to mean that, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties as an officer of the Company on a substantially full-time basis for six (6) consecutive months, and the Employee shall not have returned to the performance of such duties on a full-time basis within thirty (30) days after the Company notifies the Employee in writing that it intends to replace him.

         For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder upon (i) the failure by the Employee to substantially perform his duties pursuant to Section 2 hereof (other than such failure due to physical or mental illness) and continuance of such failure for more than twenty (20) days (or, if not reasonably correctable within 20 days, such additional time as may reasonably be required) after the Company notifies the Employee in writing that he is failing to substantially perform his duties; (ii) the engaging by the Employee in willful misconduct which is materially injurious to the Company or any subsidiary of the Company; or (iii) the conviction of the Employee of, or the entering by the Employee of a plea of NOLO CONTENDERE to, a crime which constitutes a felony involving moral turpitude. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there should be delivered to him a copy of a resolution, duly adopted by the Board of Directors of the Company, finding that the Company has "Cause" to terminate the Employee as contemplated in this Section 6(a).

         (b) NOTICE OF TERMINATION. Any termination by the Company pursuant to Section 6(a) hereof shall be communicated by a written Notice of Termination (as hereinafter defined) to the other party to this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment.

         (c) PAYMENTS UPON TERMINATION. If the Employee's employment is terminated by the Company without Cause, as a result of the Employee's death or Disability, as a result of Employee's Cause (as hereinafter defined) or as a result of a Change of Control (as hereinafter defined), the Company shall pay the Employee (i) his full base salary at the annual base rate in effect immediately prior to the Date of Termination (as hereinafter defined) for a period of twenty-four (24) months after the Date of Termination and (ii) incentive compensation for a period of twenty-four (24) months after the Date of Termination equal to the lesser of Employee's target percentage in effect at the Date of Termination (the Employee being deemed to have earned his target percentage for such year) or the amount of the Employee's last actual bonus. If the Employee's employment is terminated during the Company's 1997 fiscal year for any reason which would entitle the Employee to receive the payments provided for in the immediately preceding sentence, the amount of incentive compensation which the Employee shall be deemed to have earned in fiscal 1997 for the purpose of calculating the payments owed to the Employee upon termination shall be the sum of $100,000. The parties acknowledge that the 24-month period in the first sentence of this Section 6(c) may extend beyond the term hereof. If the Employee voluntarily terminates his employment, or if the Employee's employment with the Company is terminated for any other reason (including for Cause as set forth in Section 6(a)), the Company shall pay the Employee his full base salary through the Date of Termination at the annual base rate in effect immediately prior to the Date of Termination and shall have no other obligation to the Employee except to honor his stock options according to their terms.

         (d) DATE OF TERMINATION. As used in this Agreement, the term "Date of Termination" shall mean (i) if the Employee's employment is terminated for Cause, the date on which the Company delivers a written Notice of Termination as contemplated by Section 6(b), (ii) if the Employee's employment is terminated by his death, the date of his death, (iii) if the Employee's employment is terminated upon his Disability, the date thirty (30) days after the Company notifies the Employee in writing that it intends to replace him as contemplated by Section 6(a) hereof and (iv) if the Employee's employment is terminated for any other reason, the date on which Notice of Termination is given.

         (e) CHANGE OF CONTROL. If the employment of the Employee is terminated as a result of a Change of Control, he shall be entitled to the payments set forth in the first sentence of Section 6(c) above. As used in this Agreement, "Change of Control" means the occurrence of any of the following events:

              (i) the members of the Board at the beginning of any consecutive twenty-four (24) calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four (24) calendar month period, shall be treated as an Incumbent Director; or

              (ii) any "person," including a "group" (as such terms are used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), but excluding the Company, any of its Subsidiaries, or any employee benefit plan of the Company or of any of its Subsidiaries) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing more than forty-nine percent (49%) of the combined voting power of the Company's then outstanding securities; or

              (iii) the shareholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the shareholders of the Company immediately prior to the effective date of such merger own less than fifty percent (50%) of the voting power in such corporation; or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

              (iv) the purchase of Stock pursuant to any tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), other than the Company, any of its Subsidiaries, or an employee benefit plan of the Company or of any of its Subsidiaries, for more than forty-nine percent (49%) of the Stock of the Company.

         (f) MITIGATION METHOD OF PAYMENT: LUMP SUM. Any compensation or benefits to which the Employee may be entitled for termination without Cause or as a result of a

Change of Control pursuant to Section 6(c) shall be reduced or canceled to the extent that the Employee receives compensation or benefits of like nature by reason of his securing other employment. Employee agrees to make a good faith effort to obtain other employment subject to the limitations imposed upon the Employee pursuant to Section 8. Compensation payable pursuant to
Section 6(c) shall be paid monthly in 24 equal monthly consecutive installments. Notwithstanding anything else contained in this Section 6, the Company may pay to the Employee at any time after the Date of Termination, in a lump sum, an amount equal to the Company's good faith determination of the present value of the compensation remaining to be paid to the Employee as of the date of such lump sum payment, calculated using a discount factor based on the prime rate of any major New York bank plus one percent (1%), whereupon the Company's obligations under this Section 6 shall be discharged in full and it shall have no further obligation to the Employee except to honor his stock options according to their terms.

         (g) LIMITATION. Anything in this Agreement or the Stock Option Plan and Agreement to the contrary notwithstanding, the Employee's entitlement to payments under this Section 6 or under any other plan or agreement and the acceleration of the exercisability of stock options under the terms of any applicable stock option plan shall be limited to the extent necessary so that no payment to be made to the Employee on account of termination of his employment with the Company (or the value of such acceleration on account thereof) will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as then in effect, but only if, by reason of such limitation, the Employee's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean
(i) the sum of all payments and benefits (including the value of acceleration of stock options) that the Employee is then entitled to receive under this Section 6 or under any other plan or agreement that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by
Section 4999 of the Code. Any limitation under this subsection 6(g) of the Employee's entitlement to payments or upon the acceleration of exercisability of stock options shall be made in the manner and in the order directed by the Employee.

         (h) EMPLOYEE'S CAUSE. The Employee shall have the right to terminate his employment at any time, without cause, on at least 30 days' advance written notice to the Company.

         In addition, the Employee may terminate his employment, effectively immediately upon notice (or, effective as otherwise provided in subparagraphs
(i) and (iii), below) in the event of the following ("Employee's Cause"):

              (i) the failure of the Company to substantially perform its duties pursuant to this Agreement or the Stock Option Agreement attached hereto as Exhibit A and the continuance of such failure for more than 20 days (or, if not reasonably correctable within 20 days, such additional time as may reasonably be required) after the Employee notifies the Company in writing that it is failing to substantially perform its duties;

              (ii) the Company's filing a voluntary petition in bankruptcy or insolvency;

              (iii) the filing against the Company of an involuntary petition in bankruptcy or insolvency which is not dismissed within 30 days after its filing;

              (iv) the Company's being convicted of a criminal act relating to any activity occurring prior to the date hereof, the effect of which has a material adverse effect on the business operations of the Company; or

              (v) the breach or inaccuracy in any material respect of the Company's representations and warranties contained herein.

         In the event of his termination as a result of Employee Cause, notwithstanding any provision of this Agreement to the contrary, the Employee shall be entitled to all compensation and benefits provided for in the first sentence of Section 6(c) hereof.

         7.   UNAUTHORIZED DISCLOSURE.

         (a) During the period of his employment hereunder and thereafter, the Employee shall not, without the written consent of the Board of the Company or a person authorized thereby, disclose to any person, information, knowledge or data which is not theretofore publicly known and in the public domain obtained by him while in the employ of the Company with respect to the Company or any of its subsidiaries or of any products, improvements, formulas, designs of styles, processes, customers, methods of distribution or methods of manufacture, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research, trade secrets, or know-how of the Company or any of its subsidiaries, regardless of whether such information is confidential, except as the Employee, in good faith, reasonably believes to be for the Company's benefit. For a period of five (5) years following the termination of employment hereunder, the Employee shall not disclose any information, knowledge or data of the type described above except as may be required in connection with any judicial or administrative proceedings or inquiry, or otherwise required by law. The covenant contained in this Section 7 shall survive the termination of the Employee's employment pursuant to this Agreement.

         (b) The foregoing provision of this Section 7 shall be binding upon the Employee's heirs, successors and legal representatives.

         (c) The foregoing does not apply to disclosure of the terms of this Agreement and any other aspects of the Employee's compensation and benefits to the Employee's accountants, financial planners, insurance agents and advisors.

         8. COVENANT NOT TO COMPETE. In consideration of his employment hereunder and in view of the key position in which he will serve the Company, the Employee agrees that during the period of his employment by the Company hereunder and (unless the Company terminates his employment for Cause as provided in Section 6(a) hereof) for two (2) years after the date of termination of such employment he will not directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business involving lawn, garden, horticultural or turf care products or services in any area where the Company's business is being conducted at the time of such termination. The covenant contained in this Section 8 shall survive the termination of the Agreement. The foregoing shall (i) be ineffective in the event of the Employee's termination of his employment on the basis of Employee Cause, and
(ii) not apply in the event of a reorganization of the Company which results in any of its divisions or subsidiaries becoming separate enterprises of which the Employee becomes an employee.

         9. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the rules of the American Arbitration Association then in effect.

         10. SUCCESSORS; BINDING AGREEMENT. The Company will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder according to the provisions of the first sentence of Section 6(c) hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executed and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Any amounts payable to the Employee hereunder after his death shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to his estate, unless otherwise provided herein.

         11. INDEMNIFICATION. The Company agrees that it shall indemnify the Employee to the fullest extent permitted by Ohio law.

         12. NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified express mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following addresses or to such other address as either party to this Agreement shall specify by notice to the other:

         If to the Company, to it at:

              The Scotts Company
              14111 Scottslawn Road
              Marysville, Ohio  43041
              Attn:  General Counsel

         If to the Employee:

              Charles M. Berger
              40 Hill Road
              Sands Point, New York  11050

         With a Copy to:

              Sheldon P. Berger
              Resch Polster Alpert & Berger LLP
              10390 Santa Monica Blvd., 4th Floor
              Los Angeles, California  90025-5058

All notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

         13. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board of Directors of the Company or a person authorized thereby and is agreed to in a writing signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio.

         14. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         16. AUTHORITY. The individual signing this Agreement on behalf of the Company hereby represents and warrants that he, acting alone, is fully authorized and empowered to do so, that he does so to the fullest extent of his authority, and that this Agreement is binding upon and enforceable against the Company.

         17. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Employee that:

         (a) The Company and each of its subsidiaries have been duly organized and are validly existing under the laws of their respective states of organization, and each is qualified or licensed as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the business operation of the Company or its subsidiaries.

         (b) The Company has the full right, power, and authority to execute and deliver this Employment Agreement and the Stock Option Agreement with the Employee, and to perform all of the Company's obligations under each and to carry out all of the transactions contemplated by each Agreement. Except as otherwise disclosed in writing to the Employee, neither the execution and delivery of the Employment Agreement or the Stock Option Agreement, nor the consummation of the transactions contemplated therein, will, to the best of the Company's knowledge, (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the Company's articles of incorporation or code of regulations, or
(ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, or create in any party the right to terminate, modify, or cancel, any material contract to which the Company or any of its subsidiaries is a party or to which any of their assets is subject.

         (c) The business of the Company and its subsidiaries has been and is being conducted in all material respects in compliance with all applicable statutes, laws, rules, ordinances, codes and regulations of foreign, federal, state, and local governmental authorities (collectively, "Laws"), and the Company and each of its subsidiaries holds, and is in all material respects in compliance with, all licenses, permits, and authorizations necessary for the conduct of the Company's and each subsidiary's business pursuant to all Laws to which the Company, any subsidiary, and/or any of their businesses or assets may be subject.

         (d) There are no actions, suits, or proceedings pending, or, to the best of the Company's knowledge, threatened or anticipated, before a court or governmental or administrative body or agency which are materially affecting, or could materially affect, the Company, any of its subsidiaries, or any of their businesses or assets, except as set forth in Schedule 1 hereto. Neither the Company nor any of its subsidiaries is presently subject to any injunction, order, or other decree of any court of competent jurisdiction which materially affects the business or assets of the Company or any subsidiary, nor to the best of the Company's knowledge, is the Company, any of its subsidiaries, or any of their officers or directors subject to any private investigation or audit being conducted by any governmental or administrative body or agency, except as set forth in Schedule 1 hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                  THE SCOTTS COMPANY


                                  By:  /S/ P. D. YEAGER
                                      -----------------------------------------



                                       /S/ CHARLES M. BERGER
                                  ---------------------------------------------
                                  Charles M. Berger